Exhibit 2.3.1
Execution Copy
CONTRIBUTION AGREEMENT
          CONTRIBUTION AGREEMENT, dated as of July 6, 2007 (the “Agreement”), among McJ Holding LLC, a Delaware limited liability company (the “Company”) (whose name will be changed to PVF Holdings LLC on or prior to Closing (as defined below), and certain shareholders of Sooner (as defined below) listed under the heading “Contributing Shareholders” on the signature page hereto (collectively, the “Contributing Shareholders”). Each capitalized term which is used but not otherwise defined in this Agreement has the meaning assigned to such term in the Purchase Agreement (as defined below); provided that any references to “the Company” in any such definitions in the Purchase Agreement shall be deemed to refer to McJ Holding LLC for purposes of this Agreement.
RECITALS
          WHEREAS, simultaneously with the execution and delivery of this Agreement, Red Man Pipe & Supply Co., an Oklahoma corporation (“Sooner”), the holders of all outstanding shares of stock of Sooner listed on Schedule 1 thereto, West Oklahoma PVF Company, a Delaware corporation (“Buyer”) and the Company (for purposes of certain provisions only), are executing and delivering a stock purchase agreement (the “Purchase Agreement”), pursuant to which Buyer will acquire all of the issued and outstanding capital stock of Sooner (the “Acquisition”);
          WHEREAS, each of the Contributing Shareholders owns the number of shares of Class A Voting Common Stock, par value $0.01 per share, of Sooner, and/or the number of shares of Class B Non-Voting Common Stock, par value $0.01, of Sooner (collectively, “Sooner Shares”) set forth opposite his, her or its name under the heading “Number of Shares Owned” on Exhibit A hereto and desires to contribute to the Company the number of Company Shares set forth opposite his, her or its name under the heading “Number of Shares Contributed” on Exhibit A hereto (“the Contribution Shares”);
          WHEREAS, upon the terms and subject to the conditions contained in this Agreement, the parties hereto desire that the Contribution Shares be contributed immediately prior to the consummation of the Acquisition by or on behalf of the Contributing Shareholders; and
          WHEREAS, the contribution of the Contribution Shares by or on behalf of the Contributing Shareholders to the Company in exchange for LLC Units (as defined below) is part of a larger transaction that is intended to be governed by Sections 707 and 721 of the Internal Revenue Code of 1986, as amended (the “Code”).
          NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein and in the Purchase Agreement, the parties hereto agree as follows:

ARTICLE I
Definitions and Contribution
          1.1. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:
     “Affiliate,” “Affiliated” (or any correlative term) means, with respect to a Person, any Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person (and, for purposes of this Agreement, the Company and its Subsidiaries shall be considered Affiliates of each of the members of the Company before the Closing and Affiliates of Buyer after the Closing).
     “Governmental Entity” means the government of the United States of America, any other nation or any political subdivision of any of the foregoing, whether state or local, and any agency, authority, instrumentality, regulatory body, court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of government.
     “Knowledge of the Company” means the actual knowledge of H.B. Wehrle III, James F. Underhill, David Fox, III, Theresa Dudding, or Cody Mueller, after reasonable inquiry.
     “Material Adverse Effect” means (x) any event, change or effect that, individually or in the aggregate, has a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries, taken as a whole, other than any, event, change or effect resulting from (a) changes in the economy or financial markets generally in the United States or other countries in which the Company conducts material operations or that are the result of acts of war or terrorism, (b) changes that are the result of factors generally affecting the principal industries in which the Company and its Subsidiaries operate, (c) any loss of, or adverse change in, the relationship of the Company with its customers, employees or suppliers caused by the announcement of the transactions contemplated by this Agreement, (d) changes required by this Agreement, and (e) changes in GAAP or in any Law unrelated to the transactions contemplated by this Agreement and of general applicability after the date hereof; provided that, with respect to clauses (a), (b) and (e), such event, change or effect may be taken into consideration for purposes of determining if a Material Adverse Effect has occurred if such event, change or effect (i) primarily relates only to (or has the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affects the Company and its Subsidiaries compared to other companies of similar size operating in the principal industries in which the Company and its Subsidiaries operate, or (y) a material adverse effect on the ability of the Company to consummate the transactions contemplated by this Agreement.
     “Unit Number” means, for each Contributing Shareholder the quotient obtained by dividing (a) the product of (i) the Estimated Purchase Price minus the Escrow Amount, times (ii) the Aggregate Contribution Percentage and times (iii) such Contributing

Shareholder’s Contributed Shares Percentage as set forth on Exhibit A, by (b) the Purchase Price Per Unit.
     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or other entity.
     “Purchase Price Per Unit” means the per Unit price paid by GSCP upon GSCP’s investment in the Company in connection with the Company’s acquisition of McJunkin Corporation (i.e., $3,933.81).
     “Related Party” means (a) any member or any officer or director of the Company or any of its Subsidiaries, (b) any spouse, former spouse, child, parent, parent of a spouse, sibling or grandchild of any of the Persons listed in clause (a) above, and (c) any Affiliate or Associate of any of the Persons listed in clause (a) or (b) above, other than the Company and the Company’s Subsidiaries.
     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
          1.2. Contribution. Upon the terms and subject to the conditions contained in this Agreement, at the Closing provided for in Section 1.3, each of the Contributing Shareholders shall contribute or cause to be contributed to the Company all Contribution Shares owned by such Contributing Shareholder, and in exchange therefore, the Company shall issue to each Contributing Shareholder the number of Common Units in the Company equal to such Contributing Shareholder’s Unit Number (“the LLC Units”); provided, that each Contributing Shareholder acknowledges and agrees that pursuant to the purchase price adjustment provisions contained in Section 2.3(c) of the Purchase Agreement, the number of LLC Units issued to each Contributing Shareholder in such exchange may be subsequently increased or reduced by an additional issuance or cancellation thereof, as applicable, after the determination of the final Purchase Price in accordance with such Section 2.3(c) of the Purchase Agreement. The parties agree that (a) each Shareholder who becomes a Continuing Shareholder in accordance with Section 6.17 of the Purchase Agreement shall become a party to this Agreement as a Contributing Shareholder and (b) if Exhibit B to the Purchase Agreement is amended pursuant to Section 6.17 of the Purchase Agreement, then Exhibit A hereto shall be amended in the same manner.
          1.3. Closing. Subject to the satisfaction or waiver of the conditions set forth in Article IV (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), the consummation of the transactions contemplated hereunder (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York (or such other place as the parties may agree) immediately prior to the closing of the Acquisition on the Closing Date

(as defined in the Purchase Agreement). The actual time and date of the Closing is referred to herein as the “Closing Date”.
ARTICLE II
Representations and Warranties
          2.1. Representations and Warranties of the Contributing Shareholders. Each Contributing Shareholder hereby represents and warrants to the Company that:
          (a) Such Contributing Shareholder has all requisite partnership or limited liability company or equivalent power and authority and, in the case of any Contributing Shareholder that is an entity, has taken all action necessary in order to execute, deliver and perform his, her or its obligations under this Agreement and such Contributing Shareholder is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction or organization. This Agreement has been duly executed and delivered by such Contributing Shareholder and constitutes a valid and binding agreement of such Contributing Shareholder enforceable against him, her or it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Such Contributing Shareholder is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 and, in connection with the execution of this Agreement, agrees to deliver such certificates to that effect as the Company may request.
          (b) Such Contributing Shareholder is the sole record owner of, and has good and marketable title to, the number of Contribution Shares set forth opposite his, her or its name under the heading “Number of Shares Contributed” on Exhibit A hereto, free and clear of any Encumbrances. Upon consummation of the contribution of Contribution Shares by such Contributing Shareholders as provided in this Agreement, the Company will acquire good and marketable title to such Contribution Shares free and clear of all Encumbrances, other than those imposed by or as a result of any act by the Company.
          (c) The execution, delivery and performance of this Agreement by such Contributing Shareholder does not and will not (i) require him, her or it to obtain any consents, registrations, approvals, permits or authorizations from any domestic or foreign governmental or regulatory authority, agency, commission body, court or other legislative, executive or judicial governmental entity (except as would not have a material adverse effect on his, her or its ability to perform his, hers or its obligations under this Agreement) or (ii) constitute or result in a breach or violation of, or a default under, or result in the creation of a lien or encumbrance on any of his, hers or its properties pursuant to any bond, debenture, note or other evidence of indebtedness of him, her or it or any indenture or other material agreement to which he, she or it is a party or by which he, she or it is bound or to which any of his, her or its material property may be subject

(except as would not have a material adverse effect on his, her or its ability to perform his, her or its obligations under this Agreement).
          (d) Such Contributing Shareholder has not granted and is not a party to any proxy, voting trust or other agreement which conflicts with any provision of this Agreement, and such Contributing Shareholder shall not grant any proxy or become party to any voting trust or other agreement which conflicts with any provision of this Agreement.
          2.2. Representations and Warranties of the Company. Except as set forth in the corresponding sections of the disclosure letter delivered to the Representative by the Company simultaneously with the execution and delivery of this Agreement (the “Schedules”) (it being agreed that disclosure of any item in any section of the Schedules shall be deemed disclosure with respect to any other section to which the relevance of such item is reasonably apparent), the Company represents and warrants to the Contributing Shareholders, as follows (it being acknowledged and agreed that none of the representations and warranties made by the Company contained in this Agreement relate or pertain to any of the assets, liabilities or business of Midway-Tristate Corporation acquired pursuant to the Midway Agreement as defined herein, substantially all of which have been assigned to McJunkin Appalachian Oilfield Supply Company):
          (a) Authorization of Transaction. The Company has all requisite power and authority and has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by it and constitutes its valid and binding agreement enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (b) Corporate Organization; Authority. The Company and each of its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite limited liability company power or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. The Company’s and each of its Subsidiaries’ certificate of formation and limited liability company agreement or comparable governing documents, each as amended to the date hereof, is in full force and effect. Schedule 2.2(b) contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries are organized and qualified to do business.
          (c) Capitalization.

     (i) Schedule 2.2(c) sets forth a complete and accurate list of the issued and outstanding limited liability company interests of the Company (collectively, the “LLC Interests”). All of the LLC Interests have been duly authorized and are validly issued, fully paid and nonassessable. At the Closing, the Contributing Shareholders will acquire all of the LLC Units free and clear of any Encumbrances other than those imposed by or as a result of any act by the Contributing Shareholders. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Schedule 2.2(c) owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Encumbrance. Except as set forth on Schedule 2.2(c), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any LLC Interests or any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any LLC Interests or any shares of capital stock or other securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. None of the Company or any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the members or shareholders of the Company or any of its Subsidiaries on any matter.
     (ii) Schedule 2.2(c) sets forth (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (B) the Company’s or any of its Subsidiaries’ capital stock, voting or equity interest or other direct or indirect ownership interest in any other Person. With respect to each Person identified on Schedule 2.2(c) that is (x) a Subsidiary of the Company that is not wholly-owned by the Company or (y) not a Subsidiary of the Company (each such entity described in (x) and (y), a “Non-Wholly Owned Investment”), the Company has made available to the Representative copies of all Contracts and other documents to which the Company or any of its Subsidiaries is a party that relates in any way to any Non-Wholly Owned Investment and each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Contract. Neither the Company nor any of its Subsidiaries is obligated to make any capital contribution or to assume or otherwise become liable for any debts or obligations or make any other payments with respect to any Non-Wholly Owned Investment.
          (d) No Conflicts.
     (i) No notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its

Subsidiaries from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Closing, except those for which the failure to obtain such consent, approval or waiver is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.
     (ii) The execution, delivery and performance of this Agreement by the Company or any of its members do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of formation or limited liability company agreement of the Company or the comparable governing instruments of any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of an Encumbrance on any of the assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries or under any Law to which the Company or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations of any party under any Contract binding on the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, for any such breach, violation, termination, default, creation, acceleration or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect. None of the Company or any of its Subsidiaries is the beneficiary of, or exempt from, any Law, Order or Permit because of a “grandfather clause” that will not be available to it following the Closing.
     (iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit either the type of business in which the Company or its Affiliates (including, after the Acquisition, Sooner and its Affiliates) may engage or the manner or locations in which any of them may engage in any business (for the avoidance of doubt, distribution agreements and similar Contracts entered into in the ordinary course of business consistent with past practice shall not be deemed to be covered by this Section 2.2(d).
          (e) Financial Statements. Attached hereto as Schedule 2.2(e) are copies of (i) the audited consolidated financial statements and other financial information for McJunkin Corporation and its consolidated Subsidiaries as of December 31, 2004, 2005 and 2006 and for the fiscal years then ended (the “Audited Financial Statements”), and (ii) the unaudited consolidated financial statements and other financial information for McJunkin Corporation and its consolidated Subsidiaries for the five month period ending May 31, 007 (together with the Audited Financial Statements, the “Financial Statements”). Each of the consolidated balance sheets included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the consolidated financial position of McJunkin Corporation and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, members’ equity and cash flows included in the Financial Statements (including any related notes and schedules) fairly presents in all material respects the consolidated results of operations and cash flows of McJunkin Corporation and its consolidated Subsidiaries for the periods then ended, in each case in conformity with GAAP, subject in the case of the unaudited financial statements to (A) the absence of footnote disclosures and other presentation items and (B) changes resulting from normal de minimis year-end adjustments. The audit reports with respect to the Audited Financial Statements are not subject to any qualification.
          (f) Absence of Certain Changes. Since January 31, 2007, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction outside the ordinary and usual course of such businesses, and there has not been any event, change, action, failure to act or transaction which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 2.2(f), since January 31, 2007, the Company has not taken any actions or omitted to take any actions which, had such actions or omissions occurred after the date of this Agreement, would have breached any of the covenants contained in Section 3.1(a), (b), (c), (d), (e), (f), (g), (h), (i), (k), (m), (n), (o), (p), (q), (s), or (t).
          (g) Litigation and Liabilities.
     (i) There are no civil, criminal or administrative actions, information requests, suits, claims, hearings, arbitrations, investigations or other proceedings (collectively, “Claims”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Except as reflected or reserved against in McJunkin Corporation’s audited consolidated balance sheet for the year ending December 31, 2006 (and the notes thereto) and for obligations or liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2006 (and reflected or reserved against in the Company’s unaudited consolidated balance sheet for the period then ended, to the extent incurred prior to such date), there are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances of which to the Knowledge of the Company is reasonably likely to result in any Claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, including those relating to matters involving any Environmental Law), except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.
     (ii) Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Order of any Governmental Entity which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.
          (h) Employees; Benefits.
     (i) All material benefit, employment, retention, transaction, severance, change in control and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries could have any liability, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), are listed on Schedule 2.2(h), and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office has been separately identified. True and complete copies of all Benefit Plans listed on Schedule 2.2(h) have been made available to the Representative.
     (ii) To the Knowledge of the Company, all Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) (collectively, “Company Benefit Plans”) are in compliance in all material respects with their terms and ERISA, the Code and other applicable Laws. Each Company Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and to the Knowledge of the Company, no circumstances exist which are likely to result in the loss of the qualification of such Company Benefit Plan under Section 401(a) of the Code. No Benefit Plan which is a Multiemployer Plan is insolvent or is in reorganization within the meaning of Part 3 of Subtitle E of Title IV of ERISA and to the Company’s Knowledge no condition exists which presents a risk of any Multiemployer Plan becoming insolvent or going into reorganization. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.
     (iii) No material liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated Company Benefit Plan or with respect to the single-employer plan of any entity which is considered one employer with the Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). Other than the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has any ERISA Affiliates nor any liability with respect to any entity that previously was an ERISA Affiliate. The Company and its Subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).
     (iv) As of the date hereof, there is no material pending or, to the Knowledge of the Company threatened, litigation or dispute relating to the Benefit Plans or by an Employee against the Company or any of its Subsidiaries, other than routine claims for benefits. No Benefit Plan is under audit, investigation or similar proceeding by the IRS, the Department of Labor, the Pension Benefit Guarantee Corporation or any other Governmental Entity and, to the Knowledge of the Company, no such audit, investigation or proceeding is pending. Neither the Company nor any of its Subsidiaries has any obligations for retiree health or life benefits under any ERISA Plan or collective bargaining agreement or has obligations to any Employee (either individually or Employees as a group) that such Employee(s) would be provided with such retiree health or life benefits upon their retirement or termination of employment, except to the extent required by Section 4980B of the Code.
     (v) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (x) entitle any Employees to severance pay or any material increase in severance pay upon any termination of employment after the date hereof, or (y) accelerate the time of payment or vesting, or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable, or result in any other material obligation pursuant to, any of the Benefit Plans or (z) result in the triggering or imposition of any restrictions or limitation on the right of the Company or any of its Subsidiaries to amend or terminate any Benefit Plan. Except as set forth on Schedule 2.2(g), no payment or benefit which will or may be made by Buyer, the Company or any of its Subsidiaries with respect to any Employee will be characterized as an “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code.
     (vi) None of the Benefit Plans, if administered in accordance with their terms, could result in the imposition of interest or an additional tax on any participant thereunder pursuant to Section 409A of the Code.
          (i) Compliance with Laws. The businesses of the Company and each of its Subsidiaries have not been, and are not being, conducted in violation of any applicable Law, except for violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Except with respect to regulatory matters covered by Section 6.2 of the Purchase Agreement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. To the Knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and none of the Company or any of its Subsidiaries has received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (each a “Permit”) necessary to conduct its business as presently conducted, except those the absence of which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

          (j) Material Contracts. As of the date of this Agreement and except as otherwise expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:
     (i) any individual lease of real or personal property providing for annual rentals of $5 million or more;
     (ii) any Contract with any Governmental Entity or any Contract (other than purchase orders entered into the ordinary course of business consistent with past practice) that is reasonably likely to require either (x) annual payments to or from the Company or any of its Subsidiaries of more than $5 million or (y) aggregate payments to or from the Company or any of its Subsidiaries of more than $5 million;
     (iii) other than with respect to any wholly owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries directly or indirectly owns more than a 15% voting or economic interest, or any interest valued at more than $5 million without regard to percentage voting or economic interest;
     (iv) any Contract (other than among direct or indirect wholly owned Subsidiaries of the Company) relating to Debt in excess of $5 million;
     (v) any non-competition Contract or other Contract that purports to limit either the type of business in which the Company or its Subsidiaries (including, after the Acquisition, Sooner and its Affiliates) may engage or the manner or locations in which any of them may so engage in any business (for the avoidance of doubt, distribution agreements and similar Contracts entered into in the ordinary course of business consistent with past practice shall not be deemed to be covered by this Section 2.2(j)(v);
     (vi) any Contract containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;
     (vii) any Contract with any member, Related Party, Affiliate, director or officer of the Company, or any Affiliate, shareholder, director or officer of any Subsidiary of the Company;
     (viii) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for any such Contract that is (x) not material to the Company or any of its Subsidiaries or is a purchase order and (y) entered into in the ordinary course of business consistent with past practice;
     (ix) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $5 million; and

     (x) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, is, individually or in the aggregate, reasonably likely to result in a Material Adverse Effect.
          The Contracts described in Sections 2.2(j)(i) through (x), together with all exhibits and schedules to such Contracts, are referred to herein as the “Material Contracts”. A copy of each written Material Contract (or a copy of written terms proposed for Material Contracts not executed but in which performance has begun) has been made available to Representative, and each Material Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Contract.
          (k) Real Property.
     (i) With respect to the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”), (i) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance other than Permitted Encumbrances, (ii) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein, and (iii) neither the Company nor any of its Subsidiaries leases Owned Real Property to any other Person.
     (ii) With respect to the real property leased or subleased to the Company or any of its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in material breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder.
     (iii) Schedule 2.2(k) contains a true and complete list of all Owned Real Property and Leased Real Property and sets forth a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property and Leased Real Property.
          (l) Environmental Matters.
     (i) Except as is not reasonably likely to have a Material Adverse Effect: (A) the Company and its Subsidiaries are, and have since January 1, 2002 been, in compliance with all applicable Environmental Laws; (B) the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted; (C) neither the Company nor any of its Subsidiaries has received any claim, notice of violation, citation or other communication concerning any violation or alleged violation of, or liability under, any applicable Environmental Law which has not been fully resolved, imposing no outstanding liability or obligation on the Company or any of its Subsidiaries; (D) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings, inquiries, information requests, or investigations pending or, to the Knowledge of the Company, threatened, concerning compliance by the Company or any of its Subsidiaries with, or liability of the Company or any of its Subsidiaries under, any Environmental Law; and (E) there are no Hazardous Substances at, on, under, or migrating to or from, the Owned Real Property, the Leased Real Property, or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company, or any of its Subsidiaries (the “Former Real Property”), in each case, which is reasonably expected to result in liability to the Company or any Subsidiary under any Environmental Law. As used in this Agreement, “Hazardous Substance” means any substance listed, defined, designated or classified as a pollutant or contaminant or as hazardous, toxic or radioactive under any applicable Environmental Law, including, without limitation, petroleum and any derivative or by-products thereof and asbestos and asbestos-containing materials, and “Environmental Law” means any applicable law (including common law), regulation, code, license, permit, order, judgment, decree or injunction from any Governmental Entity relating to (a) the protection of the environment (including air, water, soil and natural resources), (b) the use, storage, handling, release or disposal of or exposure to hazardous substances, or (c) occupational health or safety as it relates to Hazardous Substance handling or exposure, in each case as presently in effect.
     (ii) The Company has made available to Representative or its counsel true and complete copies of any material reports, site assessments, tests, or monitoring possessed by the Company or any of its Subsidiaries (A) pertaining to Hazardous Substances at, on, under, or migrating to or from, any Owned Real Property, Leased Real Property or Former Real Property, or (B) concerning compliance by the Company or any of its Subsidiaries with Environmental Law or their liability thereunder.
     (iii) Notwithstanding any other representation and warranty in this Section 2.2, the representations and warranties contained in this Section 2.2(l) and in Sections 2.2(g) and 2.2(i) constitute the sole representations and warranties of the Company relating to any Environmental Law.
          (m) Tax Matters. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are shown as due on such filed Tax Returns (or Taxes that are otherwise due and payable) or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or other third party, except with respect to matters contested in good faith and for which adequate reserves have been established in accordance with GAAP; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the Knowledge of the Company, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the Knowledge of the Company, any material unresolved questions or claims concerning the

Company’s or any of its Subsidiaries’ Tax liability. The Company has made available to Representative true and correct copies of the United States federal income Tax Returns filed by the Company and each of its Subsidiaries for each of the three most recent fiscal years. The consolidated United States federal income Tax Returns of McJunkin Corporation have been examined, or the statutes of limitations have closed, with respect to all taxable years through and including 2004. To the Knowledge of the Company, no claim has been made in the previous five years by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any comparable provision of U.S., state, local or foreign Law or otherwise. Neither the Company nor any of its Subsidiaries has been a party to a “reportable transaction” (as that term is defined in Treasury Regulation Section 1.6011-4(b)(1)). Neither the Company nor any of its Subsidiaries is a party to any Tax sharing agreement with any Person (other than the Company and/or any of its Subsidiaries). Neither the Company nor any of its Subsidiaries has been a party to any distribution occurring during the last 30 months in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of state, local or foreign law) applied. Each material Tax election made by the Company or any of its Subsidiaries has been timely and properly made. As used in this Agreement, “Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, documentary, registration, payroll, sales, employment, unemployment, disability, use, transfer, real property transfer, stock transfer, property, withholding, excise, production, value added, occupancy, and other taxes, duties or assessments imposed by a Governmental Entity of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Entity relating to Taxes.
     (n) Labor Matters.
     (i) To the Knowledge of the Company, there is no organizational effort currently being made or threatened on behalf of any labor organization to organize the employees of the Company or any of its Subsidiaries, nor a demand for recognition of any of the employees of the Company or any of its Subsidiaries on behalf of any labor organization within the last two (2) years; nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice within the meaning of the National Labor Relations Act or comparable restrictions under other applicable Laws or seeking to compel it to bargain with any labor organization; nor is there pending or, to the Knowledge of the Company, threatened, nor has there been for the past two (2) years, any labor strike, picketing, walkout, work stoppage or lockout involving the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is presently, nor has been in the past a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees, and no such agreement or contract is currently being negotiated. The consummation of the transactions contemplated by this Agreement will not entitle any third party (including any labor organization) to any payments under any collective bargaining agreement or union contract with respect to Employees to which the Company or any of its Subsidiaries is a party or by which any of them are otherwise bound.
     (ii) The Company and its Subsidiaries (A) are in compliance in all material respects with all applicable Laws respecting employment, overtime pay and wages and hours, in each case, with respect to their employees; (B) have withheld all material amounts required by applicable Law or by agreement to be withheld from the wages, salaries and other payment to their employees; and (C) are not liable for or in arrears with respect to material wages or any material taxes or any penalty for failure to comply with any of the foregoing except, in each case, to the extent as is not reasonably likely to have a Material Adverse Effect.
     (iii) Neither the Company nor any of its Subsidiaries has classified any individual as an “independent contractor” or similar status who, according to a Benefit Plan or applicable Law, should have been classified as an employee or of similar status.
          (o) Insurance. The Company and its Subsidiaries maintain fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance policies (the “Insurance Policies”) with reputable insurance carriers. The Insurance Policies provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failure to maintain insurance polices that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.
          (p) Related Party Transactions.
     (i) Except as set forth on Schedule 2.2(p), no member or shareholder of the Company or its Subsidiaries or other Related Party (A) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the business of the Company or any of its Subsidiaries as currently conducted, (B) owns, of record or as a beneficial owner, an equity interest or any other financial or a profit interest (other than ownership of publicly-traded securities representing less than 5% of the total equity and less than 5% of the total voting power of the issuer) in a Person that has had material business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries, or (C) is a party to any Contract with, or has any claim or right against, the Company or any of its Subsidiaries (except for employment and similar Contracts and claims thereunder).

     (ii) Except as set forth on Schedule 2.2(p), none of the Company or any of its Subsidiaries is indebted, directly or indirectly, to any Person who is a member, shareholder or other Related Party in any amount whatsoever, other than for ordinary compensation (including salaries, wages and benefits) for services rendered or reimbursable business expenses, nor is any such member, shareholder or other Related Party indebted to the Company or any of its Subsidiaries, except for advances made to employees of the Company or any of its Subsidiaries in the ordinary course of business to meet reimbursable business expenses anticipated to be incurred by such obligor.
          (q) Product Warranty and Product Liability. There is no notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation from, by or before any Governmental Entity relating to any product, including the packaging and advertising related thereto, designed, formulated, manufactured, processed, sold, distributed or placed in the stream of commerce by the Company or any of its Subsidiaries (a “Product”), or claim or lawsuit involving a Product which is, to the Knowledge of the Company, pending or threatened, by any Person which is reasonably likely to result in any material liability to the Company or any of its Subsidiaries. There has not been, nor is there under consideration by the Company or any of its Subsidiaries, any Product recall or post-sale warning conducted by or on behalf of the Company or any of its Subsidiaries concerning any Product, except for such recalls or post-sale warnings that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. To the Knowledge of the Company, at the time sold, distributed or placed in the stream of commerce by the Company or any of its Subsidiaries, all Products, complied in all material respects with applicable specifications, government safety standards and other applicable Laws, and were substantially free from contamination, deficiencies or defects, except for such non-compliance, contamination, deficiency or defect as is not, individually or in the aggregate, reasonably likely have a Material Adverse Effect.
          (r) Suppliers and Customers. Schedule 2.2(r) sets forth a list of (i) the fifteen (15) largest suppliers (by dollar amount and not by name) to the Company and its Subsidiaries, taken as a whole, as of December 31, 2006 immediately preceding the date of this Agreement (“Major Suppliers”) and (ii) the fifteen (15) customers (by dollar amount of purchases and not by name) with the highest dollar amount of purchases from or services of, the companies, taken as a whole, as of December 31, 2006 immediately preceding the date of this Agreement (the “Major Customers”). No Major Supplier or Major Customer has during the last two (2) years materially decreased or limited, or to the Knowledge of the Company threatened to materially decrease or limit, its provision or receipt of services or supplies to or from the Company or any of its Subsidiaries. No termination, cancellation or material limitation of, or any material modification or change in, the business relationship of the Company or any of its Subsidiaries has occurred or, to the Knowledge of the Company, has been threatened by any Major Supplier or Major Customer.
          (s) Purchase and Sale Agreements.

     (i) No claims for indemnification under any prior purchase and sale agreements to which the Company or any of its Subsidiaries is a party (the “Prior Purchase Agreements”), have been made by the Company or any of its Subsidiaries in the last five (5) years, or are pending or threatened by the Company or any of its Subsidiaries. No claims for indemnification under any Prior Purchase Agreements have been made in the last five (5) years or to the Knowledge of the Company are pending or threatened, by any counterparties thereto.
     (ii) Buyer has provided the Representative with a true and complete copy of the Stock Purchase Agreement (the “Midway Agreement”), dated April 5, 2007 by and among McJunkin Development Corporation (a Subsidiary of the Company), Midway-Tristate Corporation, a New York Corporation, and the shareholders of Midway-Tristate Corporation as of such date and the Disclosure Schedules referenced therein.
          (t) Power of Attorney. Neither the Company nor any of its Subsidiaries has given any irrevocable power of attorney (other than such powers of attorney given in the ordinary course of business with respect to routine matters or as may be necessary or desirable in connection with the transactions contemplated hereby) to any Person other than a manager of the Company with respect to the Company or any such Subsidiary.
ARTICLE III
Covenants
          3.1. Interim Operations. After the date hereof and prior to the Closing (unless the Representative shall otherwise approve in writing, such approval not to be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement, and except as required by applicable Laws), the Company shall, and shall cause its Subsidiaries to, conduct the business of the Company and its Subsidiaries in the ordinary and usual course and, to the extent consistent therewith, the Company shall and shall cause the Company’s Subsidiaries to (x) use their respective reasonable best efforts to preserve the Company’s and its Subsidiaries’ business organizations intact and maintain existing relations and goodwill with all Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates, and (y) keep available the services of the Company’s and its Subsidiaries’ present employees and agents. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Closing, except (A) as otherwise expressly contemplated by this Agreement, the Purchase Agreement or the Letter Agreement, (B) as the Representative may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) for transactions set forth on Schedule 3.1, the Company will not and shall cause each of its Subsidiaries not to:
          (a) adopt or propose any change in its certificate of formation or limited liability company agreement or other applicable governing instruments;
          (b) merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;
          (c) acquire any entity or business (including by way of merger, stock purchase, asset purchase or otherwise) from any other Person, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement and disclosed on the Schedules;
          (d) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any LLC Interests or any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any LLC Interests or any shares of such capital stock or such convertible or exchangeable securities;
          (e) create or incur any Encumbrance in excess of $5 million on any assets of the Company or any of its Subsidiaries;
          (f) make any loans, advances or capital contributions to or investments in any Person, other than non-material advances to vendors and employees in the ordinary course of business consistent with past practice;
          (g) enter into any agreement with respect to the voting of its LLC Interests or declare, set aside, make or pay any distribution, or purchase, redeem or otherwise acquire any of its LLC Interests payable other than in cash, with respect to any of its LLC Interests;
          (h) reclassify, split or combine, directly or indirectly, any of its LLC Interests;
          (i) incur any Debt (other than borrowings under the Company’s existing debt facilities in the ordinary course of business consistent with past practice) or guarantee Debt of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;
          (j) enter into any Contract that would have been a Material Contract had it been entered into prior to the entering into of this Agreement;
          (k) make any changes with respect to accounting policies or procedures, except as required by changes in GAAP;
          (l) other than in the ordinary course of business consistent with past practice, amend, modify or terminate any Material Contract, or cancel, modify or waive any Debts or claims held by it or waive any rights;

          (m) except as set forth on Schedule 3.1(m), make any material Tax election, take any material position on any Tax Return filed on or after the date of this Agreement or adopt any tax accounting method that is inconsistent with positions taken or methods used in preparing or filing similar Tax Returns in prior periods, or settle or resolve any material Tax controversy;
          (n) other than pursuant to Contracts in effect prior to the date of this Agreement and disclosed on the Schedules, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $100,000 in the aggregate;
          (o) except as set forth on Schedule 3.1(o) or otherwise required by applicable Law, (i) increase the compensation, bonus or pension or welfare benefits of, or make any new equity-based awards to, any director, officer or employee of the Company or any of its Subsidiaries (other than those increases in the ordinary course of business consistent with past practice to employees below the Vice President level), (ii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any Benefit Plan or outstanding equity-based awards or (iii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already required by any such Benefit Plan;
          (p) settle, or consent to any settlement of, any actions, suits, claims or proceedings against the Company or any of its Subsidiaries or any obligation or liability of the Company or any of its Subsidiaries alleging any injury or damage (other than disputes with customers or suppliers in the ordinary course of business consistent with past practice and not exceeding $50,000 per claimant);
          (q) take any action or omit to take any action that will waive, modify, compromise or extinguish any of the Company’s or any of its Subsidiaries’ rights with respect to any agreements, understandings or arrangements relating to any insurance coverage;
          (r) take any action or omit to take any action that is reasonably likely to result in any of the conditions to Closing set forth in Article VI not being satisfied (other than the taking of any action required to be taken under applicable Law or the omission of any action prohibited under applicable Law);
          (s) enter into, terminate, amend or modify any Contract or transaction with any Affiliate, member or other Related Party;
          (t) enter into any purchase order (other than purchase orders entered into in the ordinary course of business consistent with past practice and in an amount less than $10 million); or

          (u) agree, authorize or commit to do any of the foregoing.
          3.2. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford the Representative and other authorized representatives reasonable access, during normal business hours throughout the period prior to the Closing, to its employees, properties, books, Contracts and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Representative all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 3.2 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All such information shall be governed by the terms of the Confidentiality Agreement.
ARTICLE IV
Additional Agreements
          4.1. Joinder to the Company LLC Agreement. The parties hereto agree that, upon the Closing, each Contributing Shareholder shall be made a party to the limited liability company operating agreement of the Company (the “Company LLC Agreement”), as amended pursuant to the letter agreement dated on or about the date hereof between GS Capital Partners V Fund, L.P. and its related funds (collectively, “GSCP”), and the Contributing Shareholders and attached hereto (the “Letter Agreement”), as a Member with the rights and obligations of holders of Common Units and as set forth in the Letter Agreement and each Contributing Shareholder hereby agrees to become a party to the Company LLC Agreement and to be bound by, and subject to, all of the representations, covenants, terms and conditions of the Company LLC Agreement that are applicable to a Member with such rights and obligations. Execution and delivery of this Agreement by each Contributing Shareholder shall also constitute execution and delivery by him, her or it of the Company LLC Agreement, without further action of any party.
          4.2. Joinder to the Registration Rights Agreement. The parties hereto agree that, upon the Closing, each Contributing Shareholder shall be made a party to the Company registration rights agreement (the “Registration Rights Agreement”), as amended pursuant to the Letter Agreement, as a Holder (as defined in the Registration Rights Agreement) and each Contributing Shareholder hereby agrees to become a party to the Registration Rights Agreement and to be bound by, and subject to, all of the representations, covenants, terms and conditions of the Registration Rights that are applicable to a Holder. Execution and delivery of this Agreement by each Contributing Shareholder shall also constitute execution and delivery by him, her or it of the Registration Rights Agreement, without further action of any party.

ARTICLE V
Deliveries at the Closing
          5.1. Deliveries by the Company at the Closing. At the Closing, the Company shall:
          (a) amend Schedule A to the Company LLC Agreement to reflect the LLC Units acquired by the Contributing Shareholders pursuant to this Agreement; and
          (b) deliver to each Contributing Shareholder a copy of the fully executed Company LLC Agreement, as amended pursuant to the Letter Agreement, together with copies of all board resolutions and/or other writings evidencing the effectiveness of such amendments.
          5.2. Deliveries by the Contributing Shareholders at the Closing. At the Closing, each Contributing Shareholder shall deliver certificates representing the number of Contribution Shares set forth opposite his, her or its name under the heading “Number of Shares Contributed” on Exhibit A hereto, to the Company, duly endorsed in blank or otherwise in proper form for transfer to the Company.
ARTICLE VI
Conditions to Closing
          6.1. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereunder and to take the other actions at Closing required by this Agreement are subject to the satisfaction or waiver by such party of the following conditions as of the Closing Date:
          (a) (i) The representations and warranties of the Contributing Shareholders set forth in this Agreement (other than those in 2.1(a)) shall be true and correct as of the date of this Agreement and as of the Closing (without giving effect to any “material,” “materiality” or “material adverse effect” qualifications to such representations and warranties), except (A) to the extent that the failure of such representations and warranties of the Contributing Shareholders to be true and correct individually or in the aggregate would not and would not reasonably be likely to prevent, materially delay or materially impair the ability of the Contributing Shareholders to consummate the transactions contemplated by this Agreement and (B) for those representations and warranties which expressly relate to any earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) the representations and warranties set forth in 2.1(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing.
          (b) Each Contributing Shareholder shall have performed in all material respects each of their respective agreements and covenants contained in or contemplated by this Agreement that are required to be performed by them at or prior to the Closing pursuant to the terms hereof.
          (c) The Company shall have received a certificate from the Representative on behalf of the Contributing Shareholders, dated the Closing Date, to the effect that the conditions set forth in Sections 6.1(a) and (b) have been satisfied.
          6.2. Conditions to Obligations of the Contributing Shareholders. The obligations of each Contributing Shareholder to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or to the extent permitted by applicable Law, the waiver by the Representative at or prior to the Closing of each of the following conditions:
          (a) (i) The representations and warranties of the Company set forth in this Agreement (other than those in Sections 2.2(a) (Authorization of Transaction), 2.2(c) (Capitalization), 2.2(p) (Related Party Transactions) (collectively, the “Excluded Representations”) shall be true and correct as of the date of this Agreement and as of the Closing (without giving effect to any “material”, “materiality”, “Material Adverse Effect” or “Knowledge” qualification to such representations and warranties), except (A) to the extent that the failure of such representations and warranties of the Company to be true and correct, individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect and (B) for those representations and warranties which expressly relate to an earlier date (in which case such representations and warranties shall have been true and correct as of such earlier date); and (ii) the Excluded Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing.
          (b) The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
          (c) The Representative shall have received a certificate of Buyer dated the Closing Date, to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.
          6.3. Acquisition not Consummated. The parties hereto agree that if for any reason the Acquisition is not consummated on or prior to the third business day after the Closing, then the transactions effected at the Closing shall be unwound and the provisions of this Agreement shall be restored as if the Closing had not taken place and shall thereafter remain in full force and effect until terminated pursuant to the terms hereof.
ARTICLE VII
Termination
          7.1. Termination. (a) This Agreement shall automatically terminate upon termination of the Purchase Agreement pursuant to the terms thereof prior to the closing of the Acquisition.

     (b) The parties hereto acknowledge and agree that if the transactions contemplated hereby are not consummated as a result of the failure of any of the conditions contained in Section 6.1 or 6.2, the transactions contemplated by the Purchase Agreement will not be consummated since the condition contained in Section 7.1(e) thereof will not have been satisfied.
     (c) In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Section 7.1, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or of any of its representatives or Affiliates); provided, that Article VIII shall survive the termination of this Agreement; and provided, further, that except as otherwise provided herein, no such termination shall relieve any Party of any liability or damages to any other Party resulting from any Willful or Deliberate Breach of this Agreement prior to any such termination.
ARTICLE VIII
Miscellaneous
          8.1. Entire Agreement; Binding Effect; Assignment; No Third Party Beneficiaries. This Agreement (including the Exhibit hereto), the Company LLC Agreement, the Registration Rights Agreement, the Purchase Agreement and Letter Agreement constitutes the entire agreement, and supersedes any prior understandings or agreements by or among the parties, written or oral, to the extent related in any way to the subject matter hereof. This Agreement shall be binding upon, inure to the benefit of and be enforceable only by the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations under this Agreement to any other person or entity without the prior written consent of the other parties and any purported assignment without such consent is void. Nothing in this Agreement, express or implied, is intended to, or shall, give to any person other than the parties hereto, their successors and permitted assigns any benefit or any legal or equitable right, remedy or claim under this Agreement.
          8.2. Modification or Amendment; Waiver. This Agreement may only be amended, modified, supplemented or waived with the written approval of each party hereto. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or of any other or future exercise of any such right, power or privilege.
          8.3. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
          8.4. Governing Law and Venue; Waiver of Jury Trial; Specific Performance.
          (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF

DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware located in New Castle County and the Federal courts of the United States of America located in New Castle County solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court located in New Castle County. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.5 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
          (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.
          (c) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in Delaware State or Federal court in New Castle County, this being in addition to any other remedy to which such party is entitled at law or in equity.

          8.5. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:
If to the Company:
c/o GS Capital Partners V Fund, L.P.,
85 Broad Street, 10th Floor,
New York, New York 10004.
Attention: Jack Daly
Fax: (212) 357-5505
and:
Fried, Frank, Harris, Shriver & Jacobson LLP,
One New York Plaza,
New York, New York 10004.
Attention: Robert C. Schwenkel, Esq.
Fax: (212) 859-4000
If to the Contributing Shareholders:
c/o Craig Ketchum
8023 East 63rd Place
Suite 800
Tulsa, Oklahoma 74133
Fax: [•]
with a copy to:
Baker Botts LLP
30 Rockefeller Plaza, 44th Floor
New York, NY 10112
Attention: Lee D. Charles, Esq.
     and Marc A. Leaf, Esq.
Fax: (212) 259-2505 and (212) 259-2597
or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.
          8.6. Interpretation; Construction.

          (a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
          (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
          8.7. Tax Matters. The parties hereto shall not take any position on any tax return inconsistent with the treatment of the contribution of the Contribution Shares to the Company in exchange for LLC Units when considered together with the Acquisition as a transaction governed by Sections 707 and 721 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Notwithstanding any other provision of this Agreement, the obligations imposed by this Section 8.7 will survive indefinitely.
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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first mentioned above.

McJ HOLDING LLC

By:	/s/ T Graff

Name:
Title:
[Contribution Agreement]

BJHK LIMITED PARTNERSHIP

By:	/s/ Lewis Craig Ketchum

Name: Lewis Craig Ketchum
Title: Trustee/general Partner

K.F. ENTERPRISES, L.L.C.

By:	/s/ Betty Ketchum

Name: Betty Ketchum
Title:
[Contribution Agreement]